Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Extreme Networks, Inc:

We consent to the use of our report dated September 13, 2017, with respect to the consolidated balance sheets of Extreme Networks, Inc. as of June 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2017, and the effectiveness of internal control over financial reporting as of June 30, 2017, incorporated herein by reference.

Raleigh, North Carolina

December 1, 2017

/s/ KPMG, LLP

KPMG, LLP.